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                                   NOTE

$37,078.02                                             December 31, 1994


  FOR VALUE RECEIVED, the undersigned promises to pay to the order of Casino Resource Corporation of Elkhorn, Wisconsin, the principal amount of Thirty-Seven-thousand-seventy-eight-and 02/100 (37,078.02) Dollars with interest thereon at the rate of nine and one-half (9.5%) percent per year. Principal and interest shall be due in 24 monthly payments of One-thousand-seven-hundred-two and 42/100(1,702.42) commencing January 31, 1995 and on the last day of each month thereafter and until paid in full. Any remaining amounts due shall be payable in full on December 31, 1996. If said amounts are not paid when due, interest on the unpaid portion shall accrue at the rate of eleven and 1/2% (11.5%) percent per year. Payments will apply first to interest and then principal.

  All makers, endorsers, sureties and guarantors agree to pay all costs of collection, including reasonable fees to the extent not prohibited by law.

  Without affecting my liability or the liability of any endorser, surety or guarantor, the holder may, without notice, grant renewals or extensions, accept partial payments, release or impair any collateral security for this Note or agree not to sue any party liable on it. Presentment, protest, demands and notice of dishonor are waived.

  The maker of this Note reserves the right to prepay principal at any time in any amounts without penalty.

  Maker acknowledges receipt of an exact copy of this Note.


/s/ John J. Pilger
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JOHN J.  PILGER